                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                                                   [X]
Filed by a Party other than the Registrant                                [ ]

Check the appropriate box:
[   ]             Preliminary Proxy Statement
[ X ]             Definitive Proxy Statement
[   ]             Definitive Additional Materials
[   ]             Soliciting Material Pursuant to Section 240.14a-11(c) or
                  Section 240.14a-12


                              TEAM FINANCIAL, INC.
               ----------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 GREG SCHREACKE
               ----------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[  ]     Fee computed on table below per Exchange Act Rules
         14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

                  --------------------------------
         2)       Aggregate number of securities to which transaction applies:

                  --------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.(1)

                  --------------------------------
         4)       Proposed maximum aggregate value of transaction:

                  --------------------------------
         5)       Total fee paid:

                  --------------------------------

[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
                                         -------------------------------
         2)       Form, schedule or Registration Statement No.:

                                       ---------------------------------
         3)       Filing Party:
                               -----------------------------------------
         4)       Date Filed:
                             -------------------------------------------

                              TEAM FINANCIAL, INC.
                            8 WEST PEORIA, SUITE 200
                               PAOLA, KANSAS 66071
                                 (913) 294-9667

--------------------------------------------------------------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 20, 2000

--------------------------------------------------------------------------------


To the Shareholders of Team Financial, Inc.:

DATE:             June 20, 2000
TIME:             2:00 p.m. central time
PLACE:            Paola High School Auditorium
                  401 North Angela
                  Paola, Kansas 66071

MATTERS TO BE VOTED ON:

         1.       Election of two directors;

         2. A proposal to increase the number of shares reserved for issuance under the 1999 Stock Incentive Plan (the "Plan") from 70,000 shares to 470,000 shares;

         3. Ratification of KPMG LLP as our independent auditors for 2000; and

         4. Any other matters properly brought before shareholders at our meeting.

         You are cordially invited to attend the meeting in person. To ensure that you are represented at the meeting, please fill in, sign and return the enclosed proxy card as promptly as possible. Your early attention to the proxy statement will be greatly appreciated because it will reduce the cost we incur in obtaining your voting instructions.

                                       By Order of the Board of Directors



                                      /s/ Robert J. Weatherbie
                                      Robert J. Weatherbie
                                      Chairman and Chief Executive
                                      Officer

April 28, 2000

                                    CONTENTS


                                                                            PAGE
                                                                            ----
General Information About Voting..........................................     1

Stock Ownership...........................................................     3

Proposal No. 1   Election of Directors....................................     6

Proposal No. 2   Increase the Number of Shares Reserved For Issuance
                 Under the 1999 Stock Incentive Plan......................    16

Proposal No. 3   Appointment of Independent Auditors......................    18

Other Matters.............................................................    18

Shareholder Proposals.....................................................    19


                              TEAM FINANCIAL, INC.
                            8 WEST PEORIA, SUITE 200
                               PAOLA, KANSAS 66071
                                 (913) 294-9667


                                 PROXY STATEMENT

                  JUNE 20, 2000 ANNUAL MEETING OF SHAREHOLDERS

         This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Team Financial, Inc. for use at our 2000 annual meeting. This Proxy Statement and the enclosed proxy card were sent to shareholders on or about May 15, 2000.

         The following matters will be acted on at our annual meeting:

         1.       Election of two Directors to serve three year terms;

         2. A proposal to increase the number of shares reserved for issuance under the 1999 Stock Incentive Plan (the "Plan") from 70,000 shares to 470,000 shares;

         3. Ratification of the appointment of KPMG LLP as our independent auditors for 2000; and

         4.       Any other business as may properly come before our meeting.

                        GENERAL INFORMATION ABOUT VOTING

WHO CAN VOTE?

         You can vote your shares of common stock if our records show that you owned the shares on April 25, 2000. A total of 3,915,540 shares of common stock can vote at the annual meeting. You get one vote for each share of common stock. The enclosed proxy card shows the number of shares you can vote.

HOW DO I VOTE BY PROXY?

         Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote for each of the two director nominees and for the other proposals to be considered at the meeting.

WHAT IF OTHER MATTERS COME UP AT THE ANNUAL MEETING?

         The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

         Yes. At any time before the vote on a proposal, you can change your vote either by giving the Company's secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING RATHER THAN BY COMPLETING THE PROXY CARD?

         Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person, even if you have previously completed and returned a proxy card.

WHAT DO I DO IF MY SHARES ARE HELD IN "STREET NAME"?

         If your shares are held by your broker, a bank or other nominee, you will probably receive this proxy statement from them with instructions for voting your shares. Please respond quickly so that they may represent you.

         If your shares are held in the name of a broker, bank or other nominee, and you do not tell that person how to vote your shares (so-called "broker nonvotes"), that person can vote them as it sees fit only on matters that self regulatory organizations determine to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nonroutine proposal.

HOW ARE VOTES COUNTED?

         We will hold the annual meeting if holders of at least one-third of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. Approval to increase the number of shares issuable under the 1999 Stock Incentive Plan and approval of the appointment of independent auditors will require the affirmative vote of a majority of the shares represented at the meeting. With respect to the election of directors, you are entitled to cumulate your votes which means that you may cast all of your votes for any one nominee or to distribute your votes among any two or more nominees. The number of votes you have the right to cast among the nominees is determined by multiplying the number of shares you own by two. If votes for a certain director nominee are withheld, those votes will be voted equally for the election of all directors.

         If your shares are held in the name of a nominee, and you do not tell the nominee in a timely manner how to vote your shares (so-called "broker nonvotes"), the nominee can vote them as it sees fit only on matters that self regulatory organizations determine to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nonroutine proposal.

WHO PAYS FOR THIS PROXY SOLICITATION?

         We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this.

                                 STOCK OWNERSHIP

         The following table shows the number of shares of common stock beneficially owned as of March 24, 2000 by:

         * each person who we know beneficially owns more than 5% of the common stock;

         *        each director;

         *        each executive officer named in Executive Compensation; and

         *        the directors and executive officers as a group.

                                                                       COMMON SHARES BENEFICIALLY  OWNED
                                                                       ----------------------------------

NAMES AND ADDRESSES OF BENEFICIAL OWNER(1)                                  NUMBER             PERCENT
------------------------------------------                                  -------            -------

Robert J. Weatherbie(2)..........................................          168,636              4.3%
 8 West Peoria, Suite 200
 P.O. Box 402
 Paola, Kansas 66071-0402

Michael L. Gibson(3).............................................          160,610              4.1%
 8 West Peoria, Suite 200
 P.O. Box 402
 Paola, Kansas 66071-0402

Rick P. Bartley(4)...............................................            6,984                 *
 8 West Peoria, Suite 200
 P.O. Box 402
 Paola, Kansas 66071-0402

Carolyn S. Jacobs(5).............................................          115,470              3.0%
 8 West Peoria, Suite 200
 P.O. Box 402
 Paola, Kansas 66071-0402

Neil Blakeman(6).................................................           54,438               1.4%
 8 West Peoria, Suite 200
 P.O. Box 402
 Paola, Kansas 66071-0402

R.G. (Gary) Kilkenny(7)..........................................           25,640                  *
 4304 West 115th
 Leawood, Kansas 66211

Denis A. Kurtenbach(8)...........................................            4,425                  *
 8 West Peoria, Suite 200
 P.O. Box 402
 Paola, Kansas 66071-0402

Glen E. Gilpin...........................................                   63,780               1.6%
 302 Peyton Street
 Emporia, Kansas 66801

Montie K. Taylor(9)......................................                   42,647               1.1%
 1900 Main
 Parsons, Kansas 67357

Employee Stock Ownership Plan(10)....................................    1,271,834              32.5%
 8 West Peoria, Suite 200
 P.O. Box 402
 Paola, Kansas 66071-0402

All executive officers and
  directors as a group (nine persons) (9)............................      642,630              16.4%

------------
(1) Unless otherwise indicated, the shares are held directly in the names of the beneficial owners and each person has sole voting and sole investment power with respect to the shares. Participants to whom certain shares held by the ESOP have been allocated are entitled to direct the ESOP trustee as to matters in which voting rights may be exercised, and the ESOP trustee will vote such shares, subject to its fiduciary duties. With respect to other matters, participants are only entitled to direct the ESOP trustee with respect to voting on major corporate matters, such as mergers, reorganizations, recapitalizations, liquidations, consolidations or sales of substantially all of our assets.

(2) Includes 57,359 shares of common stock owned by his wife and 200 shares owned by his minor children, over which he may be deemed to have shared voting and investment power. Also includes 111,077 shares of common stock that have been allocated to Mr. Weatherbie's account in the ESOP.

(3) Includes 500 shares of common stock owned jointly with his wife, over which he may be deemed to have shared voting and investment power. Also includes 113,560 shares of common stock that have been allocated to Mr. Gibson's account in the ESOP.

(4) Includes 2,081 shares of common stock that have been allocated to Mr. Bartley's account in the ESOP.

(5) Includes 19,450 shares of common stock owned by her husband's revocable trust, over which she may be deemed to have shared voting and investment power. Also includes 96,020 shares of common stock that have been allocated to Ms. Jacobs's account in the ESOP.

(6) Includes 200 shares owned jointly by Mr. Blakeman and his wife and 300 shares of common stock owned individually by Mr. Blakeman's wife, over all of which shares Mr. Blakeman may be deemed to have shared voting and investment power. Also includes 53,638 shares of common stock that have been allocated to Mr. Blakeman's account in the ESOP.

(7) Includes 15,000 shares owned jointly by Mr. Kilkenny and his wife and 10,640 shares owned by a corporation controlled by Mr. Kilkenny.

(8) Includes 925 shares of common stock held by Mr. Kurtenbach in an Individual Retirement Account and 500 shares owned jointly with his wife, over which he may be deemed to have voting and investment power.

(9) Includes 640 shares owned jointly by Mr. Taylor and his wife. Also includes 18,567 shares of common stock that have been allocated to Mr. Taylor's account in the ESOP.

(10) The ESOP holds 1,271,834 shares of record. Team Financial, Inc., acting through its board of directors, is the ESOP trustee.

*        Less than 1%.


         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

         Based on a review of the record, we believe that all reports on Forms 3, 4 and 5 have been timely filed by our officers and directors.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         Our Board of Directors is divided into three classes that serve three year terms as follows:

         CLASS                      EXPIRATION                MEMBERS
         -----                      ----------                -------
         Class I                    2000                      Neil Blakeman and R.G. (Gary) Kilkenny
         Class II                   2001                      Michael L. Gibson, Montie Taylor and Robert J.
                                                              Weatherbie
         Class III                  2002                      Glen E. Gilpin, Denis A. Kurtenbach and Carolyn S.
                                                              Jacobs

          The terms of Messrs. Blakeman and Kilkenny expire at the meeting and we propose that they be elected to three year terms expiring at our annual meeting in 2003. In the election of directors, you have the right to cumulate your votes. This means that you may cast all of your votes for either nominee or distribute your votes amongst the two nominees in any amount you desire. The number of votes you have the right to cast is determined by multiplying the number of shares you own by two. If votes for a certain director nominee are withheld, those votes will be distributed to the remaining director nominee. If no instructions are given, the shares will be voted equally for the election of all directors.

         Our non-employee directors receive $200 per month and $150 per board meeting attended. In addition, directors are reimbursed for expenses incurred in attending board meetings.

         The Board of Directors had 11 meetings during 1999. Each director attended all of the meetings of the Board (except Dennis A. Kurtenbach who missed one meeting and R.G. (Gary) Kilkenny who missed two meetings).

         There are no family relationships between or among any directors or executive officers and none serve as a director of any company required to file reports under the Securities Exchange Act of 1934 or which is registered under the Investment Company Act of 1940.

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. BLAKEMAN AND KILKENNY. PROXIES SOLICITED BY YOUR BOARD OF DIRECTORS WILL BE VOTED FOR THEM UNLESS INSTRUCTIONS ARE GIVEN TO THE CONTRARY.

         The following sets forth certain information with respect to both of these nominees, and our other directors and executive officers.

OFFICER OR
NAME                            AGE       POSITION                                          DIRECTOR SINCE
----                            ---       --------                                          --------------
Robert J. Weatherbie            53        Chief Executive Officer and Chairman of                     1986
                                          the Board

Michael L. Gibson               53        President-Acquisitions/Investments,                         1986
                                          Chief Financial Officer and Director

Carolyn S. Jacobs               56        Senior Vice President and Trust Officer of                  1986
                                          TeamBank, N.A. and Treasurer and Director(2)

Neil Blakeman                   60        Executive Vice President of TeamBank, N.A.                  1986
                                          and Director

Denis A. Kurtenbach             64        Director(1)(2)                                              1995

Glen E. Gilpin                  77        Director(1)                                                 1996

R.G. (Gary) Kilkenny            68        Director(1)(2)                                              1997

Montie K. Taylor                49        Director, President of First National Bank                  1997
                                          Parsons

Rick P. Bartley                 49        President and Chief Executive Officer                       1997
                                          of TeamBank N.A.

----------
(1)      Member of the audit committee.
(2)      Member of the compensation committee.

         There are no family relationships among any of the directors and executive officers of The Company.

         ROBERT J. WEATHERBIE has served as Team Financial, Inc.'s Chief Executive Officer since September 1995, and Chairman of the Board and director since May 1986. Prior to that time he was an executive officer of TeamBank, N.A., formerly known as Miami County National Bank, for 13 years. Mr. Weatherbie is a member of the Miami County Bankers Association. He obtained a Bachelor of Arts degree from Emporia State University, Emporia, Kansas in 1969 and graduated from the Colorado School of Banking at the University of Colorado and the American Institute of Banking - Kansas City Chapter.

         MICHAEL L. GIBSON has served as an executive officer and director of Team Financial, Inc. since May 1986 and as Chief Financial Officer and President Acquisitions/Investments since September 1995. Prior to 1986 he was an executive officer for TeamBank, N.A., formerly known as Miami County National Bank, for 15 years. He has also been a member of the board of directors of Bauersfeld Enterprises, Inc., a retail grocery store operator, since 1990. He obtained a Bachelor's degree from Kansas State University in Manhattan, Kansas in 1970, and graduated from the Colorado School of Banking at the University of Colorado, the Intermediate School of Banking in Lincoln, Nebraska, and the American Institute of Banking - Kansas City Chapter. He is a member and is currently Chairman of the Kansas Bankers Association BankPac Committee and past member of the Governing Council. He is a member of the American Bankers Association BankPac Committee.

         CAROLYN S. JACOBS has served as Treasurer and director of Team Financial, Inc., as well as Senior Vice President and Trust Officer of TeamBank, N.A., since May 1986. Prior to 1986, she had worked for Miami County National Bank, the predecessor to TeamBank, N.A., since 1961. Ms. Jacobs has attended the American Institute of Banking - Kansas City Chapter, MoKan Basic Trust School, graduating in 1977, the National Business Institute and was designated as a Certified Trust Financial Advisor in June 1992. Ms. Jacobs is a member of the Kansas Bankers Association Trust Division and the Miami County Bankers Association.

         NEIL BLAKEMAN has served as a director of Team Financial, Inc. since April 1986. He has been Executive Vice President of TeamBank, N.A. since December 1995 and a director of TeamBank N.A. since June 1996. Prior to December 1995 he worked for Miami County National Bank, the predecessor to TeamBank, N.A., where he served as a vice president, beginning in 1976. Mr. Blakeman obtained a Masters of Business Administration degree in 1970 from the University of Iowa and graduated with a Bachelor of Science degree in Agriculture in 1964 from Kansas State University. Mr. Blakeman is a director of the Miami County Economic Development Corp., a non- profit entity.

         DENIS A. KURTENBACH has served as a director of Team Financial, Inc. since December 1995. He is Chairman and a director of Pemco, Inc., a privately held construction management company. He is also Chairman and director of two subsidiaries of Pemco, Inc., Carrothers Construction Company, L.L.C. and Triangle Builders, L.L.C. Mr. Kurtenbach is a life director of the Associated General Contractors of America and was a member of the 1996 and 1997 Executive Committees. He is also a director of the Kansas Contractors Association. Mr. Kurtnebach is a member of Holy Trinity Parish in Paola and has been Finance Council chairman since 1988 and co- chairman of the Development committee since 1996. Mr. Kurtenbach graduated in 1962 with a Bachelor's Degree in Civil Engineering from South Dakota State University.

         GLEN E. GILPIN has served as a director of Team Financial, Inc., since June 1996. Since 1949, Mr. Gilpin has been owner and manager of Blacktop Construction, Inc. Mr. Gilpin received a Bachelor of Science Degree in Business from the University of Kansas in 1944.

         MONTIE TAYLOR has served as a director of Team Financial, Inc. since 1997. He has served as President and a director of First National Bank and Trust Company since September 1987. Mr. Taylor received a Bachelor of Arts Degree from Pittsburg State University, Pittsburg, Kansas in 1972. He was previously employed by the thrift industry for 13 years prior to his employment with First National Bank and Trust Company.

         R.G. (GARY) KILKENNY has served as a director of Team Financial, Inc. since June 1997. He has been Chairman or President of Taylor Forge Engineered Systems, Inc., a manufacturing company, since 1982. He received a Bachelor's Degree in 1953 from the University of Santa Clara, Santa Clara, California.

         RICK P. BARTLEY has been President and Chief Executive Officer of TeamBank N.A. since May 1997 and director of TeamBank, N.A. since June 1997. From 1993 through April 1997, he worked for Compass Bank, Alabama, as the Manager of Corporate Banking Division in Montgomery. From 1974 to 1993 he worked for Bank of Oklahoma in several positions, including Manager of Private Banking and president of a member bank. Mr. Bartley has a Bachelor's Degree from the University of Arkansas and has attended the Southern Methodist University Graduate School of Banking.


         Our Board of Directors has two committees. The following chart describes the function and membership of each committee and the number of times it met in 1999:



                               AUDIT COMMITTEE -- 3 MEETINGS

                FUNCTION                                              MEMBERS
                --------                                              -------
-        Review internal financial information                       Denis A. Kurtenbach
-        Review the results of audits with the                       Glen E. Gilpin
         independent auditors                                        R.G. (Gary) Kilkenny

                            COMPENSATION COMMITTEE - 3 MEETINGS

                FUNCTION                                              MEMBERS
                --------                                              -------
-        Review and approve compensation                             Carolyn S. Jacobs*
         and benefit programs                                        Denis A. Kurtenbach
-        Approve compensation of senior executives                   R.G. (Gary) Kilkenny
-        Administer 1999 Stock Incentive Plan

-------------

* Ms. Jacobs, who has served as a member of the compensation committee continuously since 1997, is the only member of the compensation committee who is also one of our employees.

Compensation Committee Report on Executive Compensation:

         Our executive compensation policy is intended to be competitive with bank holding companies of comparable asset size. The policy is intended to offer an incentive for performance. The overall compensation program is designed to retain and reward on both a short and long-term basis. The Committee pays particular attention to the total compensation paid to the chief executive officers of other bank holding companies taking into consideration the relative size of the companies and the experience of their chief executive officers.

         Two of the three members of the Compensation and Benefits Committee are non-employee directors, with the third member, Carolyn S. Jacobs, being an officer of our subsidiary bank. The principal elements of our executive compensation program for the fiscal year ended December 31, 1999, applicable to our Chief Executive Officer were as follows:

- The salary level is reviewed and determined annually. Consideration is given to the scope of responsibilities and to being comparable with similar positions with bank holding companies of comparable size. Factors included in the comparison are relative size of companies, both currently and over a period of time, and the experience and responsibility of the individuals. The Committee approves the salary level after consideration of both internal and external information as set forth above. In establishing the base salary, the Committee does not assign any weight to any particular factor.

- Cash Bonus awards are considered annually. In awarding bonus payments, factors considered by the Compensation Committee include a review of the company's financial performance as determined by the company's revenue growth, return on equity, and asset growth. The Committee requires the Chief Executive Officer to use a percentage of this cash bonus to purchase the company's stock in the open market, subject to any limitations under federal or state securities laws. The percentage varies from year to year. For December 31, 1999, the Chief Executive Officer was required to use 50% of his cash bonus to purchase the company's stock in the open market. There are no restrictions on these shares, once purchased. Bonuses earned, as a percentage of base salary for the Chief Executive Officer for 1999 performance was 30%.

- Stock Options are also awarded annually to the Chief Executive Officer and certain other senior executives. They are awarded to provide the Chief Executive Officer and the senior executives with long-term incentives for profitable growth and to closer align the company's Chief Executive Officer and senior executives with the interest of the company's shareholders. Retention and long-term reward are both factors considered in granting stock options. With respect to the amount of options to be granted, consideration is given to the scope of responsibility and the degree of its effect on the company's performance as well as the degree of importance in providing incentive to the individual to stay with the company over time. The Committee, in determining whether to grant options or in the granting of options, does not take into consideration the amounts of options previously granted or outstanding.

         Other elements of compensation offered to the Chief Executive Officer and to all other eligible employees include participation in a 401(k) deferred contribution plan, the company's Employee Stock Ownership Plan, and the company's organization wide performance based bonus program.

         Submitted by the Compensation and Benefits Committee of Team Financial, Inc.'s Board of Directors: Carolyn S. Jacobs R.G. (Gary) Kilkenny Denis A. Kurtenbach

         Compensation Committee Interlocks and Insider Participation: The Compensation and Benefits Committee consists of three members of the Board of Directors of the Company. Two of the three members of the Compensation and Benefits Committee are non-employee directors, with the third member, Carolyn S. Jacobs, being an employee of the Company. During 1999, the Committee consisted of Carolyn S. Jacobs, R.G. (Gary) Kilkenny, and Denis A. Kurtenbach.

EXECUTIVE COMPENSATION.

 The following table sets forth information regarding the compensation paid by us for services rendered in all capacities during 1997, 1998 and 1999 with respect to (i) our Chief Executive Officer, and (ii) our other named executive officers whose total annual compensation for 1999 exceeded $100,000:

SUMMARY COMPENSATION TABLE

                                                                                 Long  Term Compensation
                                                                                 -----------------------
                                        Annual Compensation                 Awards                  Payouts
                          ---------------------------------------------   ----------                -------
                                                                                        Securities
                                                               All        Restricted    Underlying
Name and                                                      Other          Stock       Options/     LTIP       All Other
Principal                          Salary    Bonus(1)    Compensation(3)   Award(s)        SARS      Payout   Compensation(4)
Position                  Year     ($)       ($)               ($)           ($)           ($)        ($)             ($)
---------                 ----     ------    --------    ---------------   --------     ----------  -------  ----------------

ROBERT J. WEATHERBIE      1999     145,000   51,598             -             -             -         -             10,858
Chairman of the           1998     135,000   76,350             -             -             -         -             17,361
Board and Chief           1997     125,000   30,757             -             -             -         -             23,148
Executive Officer

MICHAEL L. GIBSON         1999     135,000   29,240             -              -            -          -            10,983
President-Acquistions/    1998     128,400   45,818             -              -            -          -            17,361
Investments and           1997     120,000   26,915             -              -            -          -            21,857
Chief Financial Officer

RICK P. BARTLEY           1999     115,000   25,382             -              -             -          -            9,674
President and Chief       1998     110,000   30,210             -              -             -          -           15,772
Executive Officer of      1997      83,300   14,383             -              -             -          -              -
Teambank, NA (2)


(1)  Represents bonuses paid in cash and common stock of Team Financial, Inc.
(2)  Mr. Bartley became employed by TeamBank, NA in May of 1997.
(3) Other annual compensation was less than 10% of each executive's salary and bonuses each year.
(4) For 1999, includes funds contributed by the Company to each individual's account under the deferred savings 401(k) plans and contributions to each individual's account for contributions from the Employee Stock Ownership Plan. For 1998 and 1997, includes funds contributed to each individual's account for contributions from the Employee Stock Ownership Plan.

EMPLOYEE STOCK PURCHASE PLAN

         Our Employee Stock Purchase Plan was adopted in 1994. The plan provides eligible employees the right to purchase our common stock on an annual basis through payroll deductions. Up to 75,000 shares of common stock are reserved under the plan and may be issued in five annual increments of 15,000 beginning in 1999. Shares not issued in any year may be issued in future years. The price per share of the common stock under the plan is 85% of the fair market value of the stock at the commencement of each offering period. The plan has not been registered under the Securities Act with the Securities and Exchange Commission. Accordingly, shares issued pursuant to the plan are considered restricted securities. The plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, nor is it a qualified plan under Section 401(a) of the Internal Revenue Code.

1999 STOCK INCENTIVE PLAN

         In May 1999, we adopted the 1999 Stock Incentive Plan. The plan provides for the following stock and stock-based awards: restricted stock, stock options, stock appreciation rights and performance shares. Up to 70,000 shares of common stock may currently be issued under the plan, although we are requesting your approval to increase this amount by 400,000 shares in Proposal No. 2 to this Proxy Statement. All employees, directors and consultants are eligible to participate in the plan. The plan is administered by our board of directors, or the board can designate a committee composed of at least two non-employee directors to administer the plan. The board of directors or committee will determine the participants in the plan and the types of awards they are to be granted and the terms and conditions of all awards. As of March 24, 2000, 55,000 options were outstanding to purchase up to 55,000 shares of our common stock at an exercise price of $8.94 per share.

         The following table sets forth certain information regarding stock options granted to our named executives during 1999 from our 1999 Stock Incentive Plan.

                        Number of       Percent of Total
    Name                Securities         Options          Exercise       Expiration
--------------------------------------------------------------------------------------

Robert J. Weatherbie,   20,000             36%               $8.94          12/31/2009
Chief Executive
Officer

Michael L. Gibson,      17,500             32%               $8.94          12/31/2009
President-
Acquisitions
and Chief Financial
Officer

Rick P. Bartley,        10,000             18%               $8.94          12/31/2009
President & Chief
Executive Officer of
Team Bank N.A.
--------------------------------------------------------------------------------------

         The following table sets forth the aggregate options held by our named executive officers. No options were exercised by the specified officer in 1999.


                                                                           Number of                       Value of
                                                                           Securities                     Unexercised
                                Shares                                     Underlying                    In-the-Money
                               Acquired              Value                  Options                Options at December 31, 1999
    Name                     on Exercise            Realized          Exercisable/Unexercisable     Exercisable/Unexercisable
-----------------------  ---------------------- --------------------  --------------------------   ----------------------------
Robert J. Weatherbie,            -                     -                      0 /20,000                     None /$0
Chief Executive Officer

Michael L. Gibson,               -                     -                      0 /17,500                     None /$0
President-Acquisitions
and Chief Financial
Officer

Rick P. Bartley,                 -                     -                      0 /10,000                     None /$0
President & Chief
Executive Officer of
Team Bank N.A.
-----------------------  ---------------------- --------------------  --------------------------  --------------------------

EMPLOYMENT AGREEMENTS

         On January 1, 1998, we entered into a three-year employment agreement with Mr. Weatherbie under which he receives a beginning base annual salary of $145,000 , an annual bonus at the discretion of the board of directors, life insurance, a car allowance and participation in all other benefits received by our employees. Under certain circumstances, such as his death or disability, we have also agreed to pay Mr. Weatherbie or his estate $500,000. We have obtained life insurance and is in the process of obtaining disability insurance for these contingencies. In the event of termination of Mr. Weatherbie's employment without cause, he will be entitled to payments equal to his annual base salary for the longer of one year or the remaining term of the agreement discounted at 8% annually, along with reimbursement for out-of-pocket expenses incurred for professional and tax advice not to exceed 75% of his annual base salary, as well as job search expenses incurred not to exceed 50% of his annual base salary. We have also entered into an employment agreement with Mr. Gibson, the terms of which are substantially similar to the employment agreement with Mr. Weatherbie, except that Mr. Gibson's annual base salary is $135,000. In addition, we have a similar agreement with Mr. Bartley except that his annual base salary is $115,000, his disability or death payment is $100,000, and reimbursement of out-of-pocket expenses incurred for professional and tax advice in the event of termination of his employment without cause is over a one year period for a maximum of 75% of his base salary.

EMPLOYEE STOCK OWNERSHIP PLAN

         The ESOP is a restatement and continuation of a plan previously maintained by a predecessor company, which commenced receiving contributions in 1981. In 1986, the ESOP was the vehicle used in establishing us and financing the acquisition of the one-bank holding company that owned TeamBank, N.A. All of our wholly-owned subsidiaries with employees participate in the ESOP.

         The ESOP is a retirement plan for eligible employees and is funded entirely with contributions made by us and dividends paid by us with respect to the common stock owned by the ESOP. The ESOP is designed to be invested primarily in our securities. The ESOP is a leveraged plan which permits it to borrow money to buy our securities, which are held in a suspense account until the loan is paid. As of March 24, 2000, the ESOP had no outstanding debt. Allocations are made annually and are based on the relative compensation of the participants. Retirement benefits under the ESOP depend on the amount of an employee's account balance at death, disability, separation from service or retirement, and there is no fixed amount.

         Employees are eligible to participate in the ESOP on the January 1 or July 1 following the date six months after the first day of employment. Employees also must achieve a minimum age in order to participate. To be eligible for allocations of the ESOP's contributions, employees must complete 1,000 hours of service during a year and must be employed on the last day of the plan year. The employment requirement does not apply if the participant dies or becomes disabled or attains age 65 in the plan year. Allocations are also potentially subject to certain minimums. Following three years of service, employees become vested in their ESOP accounts at 20% per year, with 100% vesting occurring after seven years. However, if a participant dies or is disabled while still employed, a participant becomes vested immediately.

OTHER EMPLOYEE PLANS

         We have a 401(k) plan and an employee performance bonus plan that covers all of its employees, including officers. With respect to the 401(k) plan, we make a matching contribution of 50% of the employee's contribution up to a maximum contribution of 6% of the employee's salary. The bonus plan utilizes a continuous improvement model to determine the amount of award from us and each of our subsidiaries. The model measures improvements in asset growth, profitability, productivity and asset quality growth. Our employees must exceed the performance of the previous year to earn a bonus. Results are reported monthly.

CERTAIN TRANSACTIONS WITH OUR AFFILIATES.

         Our officers, directors and principal shareholders and businesses they control are customers of our subsidiary banks. Credit transactions with these parties are subject to review by loan committees of the banks or by our loan committee. All outstanding loans and extensions of credit to these parties were made in the ordinary course of business on terms substantially similar to comparable transactions with unaffiliated persons. At December 31, 1999, the aggregate balance of loans and advances under extensions of credits made by the subsidiary banks to these affiliated parties was approximately $3,635,000.

SHAREHOLDER RETURN PERFORMANCE GRAPH

                                    [GRAPH]

                              TEAM FINANCIAL, INC.

                                                 PERIOD ENDING
                                     -----------------------------------------
INDEX                                6/22/99   06/30/99   09/30/99    12/31/99
-------------------------------------------------------------------------------
Team Financial, Inc.                 100.00      96.67      90.85       81.20
S&P 500                              100.00     102.78      96.36      110.70
SNL Midwest Bank Index               100.00     100.77      80.94       76.30

                                       15

                                 PROPOSAL NO. 2

             TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE
                       UNDER THE 1999 STOCK INCENTIVE PLAN

         In May 1999, we adopted the 1999 Stock Incentive Plan. The plan provides for the following stock and stock-based awards: restricted stock, stock options, stock appreciation rights and performance shares. All employees, non-employee directors and consultants are eligible to participate in the plan. The plan is administered by our board of directors, or the board can designate a committee composed of at least two non-employee directors to administer the plan. The board of directors or committee will determine the participants in the plan and the types of awards they are to be granted and the terms and conditions of all awards. As of March 24, 2000, 55,000 options were outstanding to purchase up to 55,000 shares of our common stock at an exercise price of $8.94 per share.

         The purpose of the plan is (i) to support the execution of our business strategies and the achievement of our goals, (ii) to associate the interests of our employees, non-employee directors and consultants with those of our stockholders, and (iii) to help provide a competitive compensation program that will enable us to attract and retain the highest quality personnel.

         The plan currently reserves 70,000 shares of common stock for issuance. Our board of directors is proposing that an additional 400,000 shares of common stock be authorized for issuance under the plan.

         Any shares that are the subject of an award under the plan which has lapsed or expired unexercised or unissued will automatically become available for reissue under the plan. If we increase or decrease the number of outstanding shares of our common stock pursuant to a stock split or other similar event, or if we declare a stock dividend or any other distribution payable upon shares of our common stock, the board or committee will make adjustments to the numbers, rights and privileges of any outstanding awards as it deems appropriate.

         The plan provides that participants may be granted incentive or non-qualified stock options. The exercise prices, vesting schedules and other pertinent terms are determined by the board or committee, but no exercise price for an incentive stock option will be less than the fair market value of the stock on the date the option is granted. Unless otherwise provided in the plan, option periods must expire not more than 10 years from the date an option is granted. If an option holder becomes disabled during the option period while still employed, his or her options may be exercised for up to 12 months following the option holder's disability. If the employment of the option holder is terminated within the option period for any reason (including death) other than disability, the option may be exercised by the option holder (or his or her estate) within three months following the date of termination. In any such case, an option may be exercised only up to the number of shares which were exercisable on or before the date of the option holder's termination or disability.

         The plan also provides that participants may be granted stock appreciation rights ("SARs") either in tandem with a stock option or as a separate award. In general, a SAR is a right to the amount of appreciation over a set period of time represented by a certain number of shares of our common stock. Upon a participant's exercise of an SAR, we pay the participant an amount equal to the appreciation in market value or book value of the shares underlying the SAR for the period between the date of the grant and the date of the exercise. An exercisable SAR granted in tandem with a stock option entitles the participant to surrender unexercised the option, or any portion thereof, to which the SAR is attached, and to receive in exchange a payment (in cash, common stock or a combination thereof) equal to the fair market value of one share of our common stock at the date of exercise minus the exercise price of the option times the number of shares covered by the SAR (or portion thereof) which is exercised. Outstanding SAR's which have not been exercised on the last day prior to expiration will be automatically redeemed for an amount equal to the payment that would otherwise have been made if the participant had chosen to exercise the SAR on the last day prior to expiration. The rules discussed above with respect to stock options concerning termination of a participant's employment equally apply to SAR's.

         The board or committee may also grant performance awards relating to our operations and financial results. A performance award is simply an award of our common stock which is subject to terms and conditions set forth by the board or committee, such as the attainment of specified criteria within certain time parameters. Such criteria may include, without limitation, the attainment of certain performance levels by the individual participant, the company, individual departments or other similar groupings.

         The plan also provides for the grant of restricted stock. Generally, shares of common stock will be issued to a participant upon payment of consideration as determined by the board or committee, subject to any restrictions and/or conditions as it deems appropriate (although such restrictions and/or conditions cannot exceed 10 years.) Shares of restricted stock are issued in the name of the participant but contain a restrictive legend prohibiting the sale or transfer of the shares until the expiration of the restriction period. To ensure that the terms of the restrictions are met, we may require that the shares remain in our custody while the restrictions remain in effect. Cessation of employment during a restriction period, subject to the terms of each particular restricted stock award, subjects the shares to forfeiture. Any consideration paid by a participant is returned, without interest, to the participant upon forfeiture.

         The plan will be discontinued in the event we dissolve or liquidate, or in the event we merge or reorganize with another company and we are not the surviving or acquiring company and the agreement respecting the reorganization does not specifically provide for continuation of the plan. Upon discontinuation of the plan, all awards shall become fully vested and immediately exercisable and unexercised stock appreciation rights will be redeemed. In the event the agreement specifically provides for continuation of the plan, then our board will adjust the awards in a manner consistent with the reorganization provisions.

         Our board, in its discretion, may waive the forfeiture, termination, or lapse of an award in the event of retirement of a participant. Also, the board is permitted to amend, alter, suspend or terminate the plan, subject to limited exceptions.

         Our board believes that the number of shares reserved for issuance under the plan should be increased from 70,000 to 470,000. Only 15,000 shares of common stock remain available for issuance under the plan and the plan has nearly nine years remaining before it expires. The plan was originally adopted prior to the company becoming a public company. At that time, 70,000 shares was considered adequate compared to the company's then number of shares outstanding.

However, now that we are publicly traded with over 3,915,540 shares outstanding and 235 full-time employees as of March 24, 2000, our board believes that a significant number of shares need to be reserved for future awards pursuant to the plan.

         Our board believes that the plan will be beneficial to the company because it will allow us to be in a position to provide incentives for our existing personnel and will enable us to better compete for new personnel. We also believe that the plan aligns the goals of our employees with that of our shareholders. Finally, we believe that the plan is in keeping with our community banking philosophy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE PROPOSAL TO INCREASE THE NUMBER OF SHARES RESERVED UNDER THE PLAN FROM 70,000 TO 470,000 SHARES.

                                 PROPOSAL NO. 3

                       APPOINTMENT OF INDEPENDENT AUDITORS

         We have engaged the firm of KPMG LLP as independent auditors to audit and report to our shareholders on our financial statements for the years 1993 through 1999. During all KPMG LLP years, there were no disagreements with KPMG LLP on any matter of accounting principle or prac tice, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG LLP, would have caused them to make a reference to the subject matter of the disagreement in connection with its reports. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity make a statement if they desire to do so and will be available to respond to appropriate questions. Although your approval of the engagement of independent auditors is not required by law, we desire to solicit your reaction. If the appointment of KPMG LLP is not approved by a majority of the shares represented at the meeting, we will consider the appointment of other independent auditors for 2000. Moreover, if satisfactory arrangements as to the timing and costs of the 2000 audit cannot be made, we reserve the right to engage another accounting firm.

         WE RECOMMEND A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR 2000 SUBJECT TO THE DISCUSSION ABOVE. PROXIES GIVEN TO US WILL BE VOTED FOR THIS PROPOSAL UNLESS A VOTE AGAINST THIS PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

                                  OTHER MATTERS

         At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the proposals discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholders see fit.

         YOU CAN OBTAIN A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 AT NO CHARGE BY WRITING TO US AT 8 WEST PEORIA, PAOLA, KANSAS 66071, ATTENTION: MICHAEL L. GIBSON.

                              SHAREHOLDER PROPOSALS

         To be considered for inclusion in the Company's Proxy Statement for the 2001 annual meeting, proposals of shareholders must be received by the Company no later than January 1, 2001. Such proposals should be directed to the Secretary of the Company.

                                        By Order of the
                                        Board of Directors




                                        By  /S/ ROBERT J. WEATHERBIE
                                            ------------------------------
                                            Robert J. Weatherbie
                                            Chief Executive Officer

Paola, Kansas
April 28, 2000

PROXY                                                                      PROXY

                              TEAM FINANCIAL, INC.
                            8 West Peoria, Suite 200
                               Paola, Kansas 66071

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned shareholder of Team Financial, Inc. acknowledges receipt of the notice of the annual meeting of shareholders, to be held Tuesday, June 20, 2000, at 2:00 p.m., at the Paola High School Auditorium, 401 North Angela, Paola, Kansas and hereby appoints Robert J. Weatherbie and Michael L. Gibson, or either of them, each with the power of substitution, as attorneys and proxies to vote all the shares of the undersigned at the annual meeting and at all adjournments thereof, hereby ratifying and confirming all that the attorneys and proxies may do or cause to be done by virtue hereof. The above-named attorneys and proxies are instructed to vote all of the undersigned's shares as follows:

         1.       Election of Two Directors.

                  [   ] FOR                          [   ] AGAINST

                  To elect all of the nominees listed below:

                     Neil Blakeman and R.G. (Gary) Kilkenny


         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR EITHER NOMINEE, WRITE THE NOMINEE'S NAME BELOW. YOU MAY ALSO CUMULATE YOUR VOTES BY MULTIPLYING THE NUMBER OF SHARES YOU OWN BY TWO AND CASTING THEM AMONGST THE TWO NOMINEES LISTED ABOVE.



         2. Approval to increase the number of shares reserved for issuance under the 1999 Stock Incentive Plan (the "Plan") from 70,000 shares to 470,000 shares;

                  [   ] FOR             [   ] AGAINST          [   ] ABSTAIN


         3. Ratification of the appointment of KPMG LLP as independent auditors for 2000.

                  [   ] FOR             [   ] AGAINST          [   ] ABSTAIN


         4. Transaction of such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.


DATED:___________________, 2000
                                     ------------------------------------
                                     SIGNATURE


                                     -----------------------------------
                                     SIGNATURE IF HELD JOINTLY

                                     Please sign your name exactly as it
                                     appears below. When shares are held by
                                     joint tenants, both should sign. When
                                     signing as attorney, executor,
                                     administrator, trustee or guardian,
                                     please give full title as such. If a
                                     corporation, please sign in full
                                     corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. NOTE: SECURITIES DEALERS PLEASE STATE THE NUMBER OF SHARES VOTED BY THIS
PROXY:_____________________________